Exhibit 10.28
[DATE]

[NAME]
[ADDRESS]

Dear [XYZ],
Further to our recent discussions, we are very pleased to confirm the following terms and conditions for your role on the board of directors (Board of Directors) of ADC Therapeutics SA (the Company):
Services
Effective [INSERT DATE] you will be appointed initially as an observer to our Board of Directors and attend all meetings as if you were a director. As an observer to our Board of Directors, you will not be a director and you will not have the right to vote. On or about [INSERT DATE], the Board of Directors will vote to nominate you and place your name in the legal resolutions required for election as a formal member of the Board of Directors at the Company’s [20XX] annual general meeting (“AGM”). The proposal for your election will be part of the invitation to our AGM and the election will take place at the AGM, which is currently scheduled for [INSERT DATE]. Your committee appointments (if any) will be determined by the Board of Directors following your election to the Board of Directors at the AGM. Should you not be elected as member of the Board of Directors at the coming AGM, your role as an observer to the Board of Directors will cease immediately.
Compensation
For your role as observer and potentially as member of the Board of Directors, you will be paid a prorated annual fee of USD [XYZ] effective [INSERT DATE], to be paid quarterly, less all applicable taxes, social security charges, withholdings and deductions. In the event you are appointed to any committees of the Board of Directors, you will receive the normal fees paid to other members of such committee on which you serve.
Subject to and upon your election to the Board of Directors at the AGM, you will be granted an initial one-time equity award of a non-qualified stock option (“Option”) to purchase [INSERT NUMBER] shares of the Company’s common stock on the date of the 20XX AGM (“Grant Date”), subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Plan”) and the Company’s standard non-qualified stock option award agreement, having a ten (10) year term, with an exercise price equal to the closing price of a share of the Company’s common stock as reported on the NYSE on the Grant Date and with a vesting schedule as follows: 25% on the one year
ADC Therapeutics SA, Route de la Corniche 3b, 1066 Epalinges, Switzerland
Tel: +41 21 653 02 00 / CHE-461.408.645

anniversary of the Grant Date and thereafter the remaining 75% vesting in equal monthly instalments of 1/36 each over the next 36 months until the fourth anniversary of the Grant Date.
In addition to your initial stock option award, subject to and following your election to the Board of Directors and commencing at the 20XX annual general meeting you will also be entitled to receive the annual director equity award as part of your annual compensation as a non-employee director, the exact timing, amount and form of each such award shall be determined by the Board of Directors in its sole discretion.
The Company will also reimburse reasonable out-of-pocket expenses (including travel expenses) incurred by you in performance of your duties.
Rights and Obligations
Your rights and obligations, first as an observer and then as a member of the Board of Directors, are governed by the Articles of Association of the Company, the Organizational Rules of the Board of Directors or any other regulations that the Board of Directors may adopt from time to time, and Swiss law, in particular the Swiss Code of Obligations, as well as other rules and regulations applicable to the Company.
You agree to keep confidential, and not to disclose or use other than in connection with your mandate as a board observer and subsequently as a director, any proprietary or confidential information not available to the general public you may become aware of in your capacity as an observer or member of the Board of Directors, including all documents, notices, drafts, files and all other business and legal data which you had access to. You also agree to comply with any confidentiality obligations imposed pursuant to Swiss law and any regulations that the Board of Directors may adopt from time to time. Further you understand and agree that in connection with your mandate as a Board observer or member of the Board, you may be exposed to or come into possession of material non-public information and that you will comply with the Federal Securities laws.
You further agree to hereby vest in, or assign to, the Company as sole legal and beneficial owner (free from any royalty or other special compensation) all intellectual property rights (including without limitation inventions and copy rights) made, created, discovered, conceived, written, designed or originated by you in connection with your role, first as an observer, and then as a member of the Board of Directors, and, if and when required by the Company at the Company’s expense, to do all things and execute all documents necessary for such vesting or assignment, and to secure, preserve and enforce all appropriate forms of intellectual property protection therefore in any part of the world.
In the event you are not elected as a member of the Board at the upcoming AGM, this letter agreement shall immediately terminate except for your obligations of confidentiality and assignment of inventions as set forth above which shall continue.
ADC Therapeutics SA, Route de la Corniche 3b, 1066 Epalinges, Switzerland
Tel: +41 21 653 02 00 / CHE-461.408.645

If you are in agreement with the terms set out above, we kindly ask you to countersign (wet ink) and return the duplicate of this letter.
This letter shall be governed by and construed in accordance with the substantive laws of Switzerland. All disputes arising out of or in connection with this letter shall be subject to the jurisdiction of the courts of the seat of the Company.

Sincerely,

Chairman of the Board                Vice Chairman

Agreed:
Place, Date:    ______________________

[INSERT NAME]:    ______________________

ADC Therapeutics SA, Route de la Corniche 3b, 1066 Epalinges, Switzerland
Tel: +41 21 653 02 00 / CHE-461.408.645